                                                                     Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment
No. 1 to Registration Statement No. 333-132114 on Form N-1A of our report dated
September 12, 2006, relating to the financial statements and financial highlights of American Century Growth Funds, Inc., including Legacy Focused
Large Cap Fund, Legacy Large Cap Fund, and Legacy Multi Cap Fund, appearing in the Annual Report on Form N-CSR of American Century Growth Funds, Inc. for the
year ended July 31, 2006, and to the references to us under the headings
"Financial Highlights" in the Prospectus and "Independent Registered Public
Accounting Firm" and "Financial Statements" in the Statement of Additional
Information, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
November 22, 2006